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                                   EXHIBIT 99

             BRIDGE VIEW BANK ANNOUNCES EXPANSION INTO BERGENFIELD,
                      RIDGEFIELD PARK, TEANECK AND WESTWOOD

                                 January 7, 2002

Englewood Cliffs, NJ - As a result of successful bids on four bank branches formerly operated by Fleet/Summit Bank which have been closed as a result of that merger, Bridge View Bank (Banking Subsidiary of Bridge View Bancorp, AMEX symbol: BVB) a $248 million community bank will increase its branch network from seven to eleven branches.

Headquartered in Englewood Cliffs with other branches in Edgewater, Fort Lee
(2), Hackensack, Harrington Park and Tenafly, its new branches at 35 North Washington Street, Bergenfield, 819 Teaneck Road, Teaneck, 245 Main Street, Ridgefield Park and 85 Jefferson Avenue (Corner of Kinderkamack Road), Westwood, are slated for late first quarter openings subject to regulatory approvals.

As it does in its seven existing branches, Bridge View Bank intends to offer full service banking from 7:00 A.M. to 7:00 P.M. weekdays and from 9:00 A.M. to 1:00 P.M. Saturdays in each of the four new branches and is considering Sunday opening at the Teaneck location. All branches will have 24-hour ATMs with no ATM charge for usage by Bridge View Bank customers. All Bridge View clients will benefit from fee-free Personal Checking with no monthly charge, unlimited check writing with no charge and no minimum balance requirement.

President and chief executive officer Albert F. Buzzetti stated, "Our challenge will be to recruit, select and train thirty (30) new branch office employees to provide the same high level of service which we offer in our seven existing locations. A Job Fair is planned for January 12, 2002 at the Bank's headquarters at 457 Sylvan Avenue, Englewood Cliffs from 9:00 A.M. till noon. The four branch offices complement our existing service area well; both geographically and demographically and are perfect fits for a solid community bank like Bridge View."


Member FDIC [GRAPHIC OMITTED]              Equal Opportunity Employer